Filed Pursuant to Rule 433 Registration No. 333-157502 March 4, 2010
$500,000,000
Johnson Controls, Inc.
5.000% Senior Notes due 2020

Issuer:	Johnson Controls, Inc.

Title:	5.000% Senior Notes due 2020

Aggregate Principal Amount Offered:	$500,000,000 aggregate principal amount

Maturity:	March 30, 2020

Interest:	5.000% per year

Benchmark Treasury:	3.625% due February 15, 2020

Spread to Benchmark Treasury:	145 bps

Benchmark Treasury Price and Yield:	100-04+; 3.608%

Yield to Maturity:	5.058%

Price to Public:	99.543%

Interest Payment Dates:	Semiannually in arrears on March 30 and September 30 of each year, commencing September 30, 2010

Make-Whole Call:	UST + 25 bps

CUSIP/ISIN:	478366 AU1 / US478366AU18

Record Dates:	March 15 and September 15

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	March 4, 2010

Settlement Date:	March 9, 2010 (T+3)

Joint Book-Running Managers:	Banc of America Securities LLC, Citigroup Global Markets Inc., Barclays Capital Inc. and ING Financial Markets LLC

Senior Co-Managers:	Banca IMI S.p.A., Commerzbank Capital Markets Corp., Danske Markets Inc., J.P. Morgan Securities Inc., Mizuho Securities USA Inc., Standard Chartered Bank and U.S. Bancorp Investments, Inc.

Co-Managers:	Credit Agricole Securities (USA) Inc., KBC Financial Products USA Inc., RBS Securities Inc., TD Securities (USA) LLC and Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322 or Citigroup Global Markets Inc. toll-free at 1-877-858-5407.